EXHIBIT 4.1

                      CERTIFICATE OF DESIGNATIONS, RIGHTS,
                           PREFERENCES AND LIMITATIONS

                                  SKYMALL, INC.
                   SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK

 PURSUANT TO TITLE 7, CHAPTER 78, SECTION 78.1955 OF THE NEVADA REVISED STATUTES


     SkyMall, Inc., a corporation organized and existing under the laws of the State of Nevada, in accordance with the requirements of Title 7, Chapter 78,
Section 78.1955 of the Nevada Revised Statutes, does hereby submit this Certificate of Designations, Rights, Preferences and Limitations ("Certificate of Designations") as follows:

     1. NAME. The name of the Corporation is:

                                  SkyMall, Inc.

     2. RESOLUTION ESTABLISHING AND DESIGNATING A SERIES OF PREFERRED STOCK AND FIXING AND DETERMINING THE RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SHARES THEREOF.

          RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation by the Articles of Incorporation, as amended, a series of the Corporation's authorized preferred stock, par value $0.001 per share, be and hereby is created, as to which the terms of issuance and the rights, preferences and limitations thereof shall be as follows:

          a. DESIGNATION. The distinctive serial designation of the series is Series B Junior Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock").

          b. RANKING. The Convertible Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share ("Common Stock");
     (ii) PARI PASSU with the Corporation's Series A Junior Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"); (iii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Convertible Preferred Stock (which may be withheld in such holders' sole and absolute discretion) obtained in accordance with Section 2(j) hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Convertible Preferred Stock); (iv) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of the Convertible Preferred Stock (which may be withheld in such holders' sole and absolute discretion) obtained in accordance with Section 2(j) hereof) specifically ranking, by its terms, on parity with the Convertible Preferred Stock ("Pari Passu Securities"); and (v) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Convertible Preferred Stock (which may be withheld in such holders' sole

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     and absolute  discretion)  obtained in accordance with Section 2(j) hereof)
     specifically ranking, by its terms, senior to the Convertible Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon
     liquidation,   dissolution  or  winding  up  of  the  Corporation,  whether voluntary or involuntary.

          c. NUMBER OF SHARES IN SERIES. The number of shares of Convertible Preferred Stock created hereby shall be 80,000 shares, out of the 10,000,000 shares of preferred stock authorized by the Articles of Incorporation. No shares of preferred stock are issued as of the date hereof.

          d. CONSIDERATION FOR ISSUANCE. The Convertible Preferred Stock shall be issued by the Corporation from time to time, in the discretion of the Board of Directors. Upon issuance of the shares of Convertible Preferred Stock and receipt of payment therefor, such shares shall be fully paid and non-assessable.

          e. CONVERSION. The Convertible Preferred Stock shall be convertible into shares of Common Stock of the Corporation as follows:

          (i) RIGHT TO CONVERT. Subject to the conversion limitations set forth in Sections 2(e)(vi) and 2(l)(vii), each share of Convertible Preferred Stock shall be automatically convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (1) the sum of (a) the Liquidation Preference (as defined below) thereof plus (b) at the option of such holder of Convertible Preferred Stock, any amounts owed to such holder pursuant to Section 2(b) of the Registration Rights Agreement, dated as of December 30, 1999, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement") (the sum of (a) and (b) being collectively referred to as the "Conversion Amount"), by (2) the then effective Conversion Price (as defined below). "Conversion Price" shall initially mean $7.00.

          (ii) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the average closing bid price of the Common Stock on the Nasdaq National Market (or the average closing price of the Common Stock on the principal exchange on which the shares of Common Stock are then listed) for the ten trading days immediately preceding the notice of conversion.

          (iii) ADJUSTMENTS TO THE CONVERSION PRICE. The Conversion Price will be subject to adjustment in the event the Corporation shall do any of the following after the first date on which shares of Convertible Preferred Stock are issued (the "Issue Date"): (i) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), to the holders of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares,
     (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, (v) issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common


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

     Stock at a price per share less than the then current market price per share of Common Stock or less than the Conversion Price then in effect or
     (vi) distribute to all holders of Common Stock any other rights or warrants to subscribe to any of its Common Stock, or any securities, or evidences of indebtedness or any assets (excluding cash dividends or cash distributions out of earned surplus). The conversion privilege and the Conversion Price in effect immediately prior to any such action shall be adjusted so that if the Convertible Preferred Stock is thereafter surrendered for conversion, a holder of Convertible Preferred Stock shall be entitled to receive the number of shares of capital stock of the Corporation or other rights which he would have been entitled to receive immediately following such action had the Convertible Preferred Stock been converted immediately prior thereto. An adjustment so made shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of a subdivision, combination or reclassification. If, as a result of such adjustment, a holder of Convertible Preferred Stock shall become entitled, if the Convertible Preferred Stock is thereafter surrendered for conversion, to receive shares of two or more classes of capital stock of the Corporation or other rights, the Board of Directors, whose determination shall be conclusive, shall determine the allocation of the adjusted conversion ratio between or among shares of such classes of capital stock or other rights. Except in the cases enumerated above, the conversion ratio will not be adjusted for the issuance of Common Stock.

          (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in such Conversion Price; PROVIDED, HOWEVER, that any adjustments which for this reason are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (v) MERGERS, ETC. In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Convertible Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e)(v) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of


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

     the holders of the Convertible Preferred Stock which will contain provisions enabling the holders of the Convertible Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. The provisions of this subsection
     (e)(v) shall similarly apply to successive Transactions.

          (vi) MANDATORY CONVERSION. The shares of Convertible Preferred Stock shall not be convertible into Common Stock except in accordance with the terms of this Section 2(e)(vi). Each share of Convertible Preferred Stock shall be automatically converted into Common Stock in accordance with the terms of this Section 2(e) at such time as (A) the shareholders of the Corporation have approved (the "Shareholder Approval") the issuance of such shares of Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the applicable corporate governance rules of the Nasdaq Stock Market relating to the sale or issuance of common stock, or securities convertible into, or exercisable for, common stock, equal to 20% or more of the common stock or voting power outstanding immediately preceding such issuance; and (B) such shares of Common Stock are subject to an effective registration statement under the Securities Act of 1933, as amended.

          (vii) MECHANICS OF CONVERSION. Each certificate evidencing any of the outstanding shares of Convertible Preferred Stock shall, upon such automatic conversion, be deemed to be a certificate evidencing the number of shares of Common Stock into which the Convertible Preferred Stock has been converted. Each share of Convertible Preferred Stock is convertible pursuant to Section 2(e)(vi) in whole but not in part. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Shareholder Approval has been obtained and the shares of Common Stock become subject to an effective registration statement under the Securities Act, whichever date is later. As promptly as practicable after receipt of a holder's share certificate(s) formerly representing shares of Convertible Preferred Stock, the Corporation shall issue and deliver to the holder of the Convertible Preferred Stock a certificate representing the number of shares of Common Stock into which the Convertible Preferred Stock was converted.

          f. MANDATORY REDEMPTION. In the event (i) the Corporation fails to obtain the Shareholder Approval, or (ii) the Shareholders Agreement referred to in Section 2(l)(vii) is not entered into by all of the parties thereto (excluding Wand Partners Inc.), in either case, on or prior to the 180th day following the issuance date of the Convertible Preferred Stock, the then outstanding shares of Convertible Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of Convertible Preferred Stock for an amount per share equal to 110% multiplied by (a) the Liquidation Preference of the shares to be redeemed plus (b) all amounts owed to such holder pursuant to Sections 2(b) and 7(e) of the Registration Rights Agreement.


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

          g. LIQUIDATION OR DISSOLUTION. The Convertible Preferred Stock carries a liquidation preference of $100.00 per share (the "Liquidation Preference"). In the event of any liquidation, dissolution, winding up, either voluntary or involuntary, of the Corporation, or any partial liquidation effected by means of a distribution of assets or return of capital, the holders of each share of Convertible Preferred Stock shall be entitled to receive and be paid in cash out of the surplus funds of the Corporation or out of the assets so distributed, full payment of the Liquidation Preference of such share before any amount shall be paid to the holders of any other class of capital stock of the Corporation.

          If upon liquidation, the assets of the Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the Liquidation Preference payable hereunder to the holders of Convertible Preferred Stock and PARI PASSU Securities, then all such assets shall be distributed ratably among the holders of such shares of Convertible Preferred Stock and PARI PASSU Securities first in payment of the Liquidation Preference per share of Convertible Preferred Stock and PARI PASSU Securities, in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit such payments in full.

          No distribution shall be made with respect to any class of capital stock of the Corporation standing junior in preference to the Convertible Preferred Stock until the distributions required hereunder have been paid in full to all holders of Convertible Preferred Stock. After the holders of Convertible Preferred Stock have received the sum per share equal to the Liquidation Preference of such Convertible Preferred Stock, the holders of classes of capital stock standing junior in preference shall be entitled to share in accordance with their respective rights and preferences hereunder in the distribution of all remaining assets of the Corporation available for distribution.

          h. DIVIDENDS. The Convertible Preferred Stock shall not be entitled to the payment of dividends or other distributions of the assets of the Corporation other than distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

          i. VOTING RIGHTS. Other than as set forth in the Certificate of Designations, each holder of Convertible Preferred Stock shall have no voting rights (except as otherwise required by law).

          j. PROTECTIVE PROVISIONS. (A) So long as shares of Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Nevada General Corporation Law) of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock voting as a separate class:

          (i) alter, amend or repeal (whether by merger, consolidation or otherwise) any of the rights, preferences or privileges of the Convertible Preferred Stock or any capital stock of the Corporation so as to affect adversely the Convertible Preferred Stock;


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

          (ii) create or issue any new class or series of Senior Securities;

          (iii)  create  or  issue  any  new  class  or  series  of  Pari  Passu
     Securities;

          (iv) increase the authorized number of shares of Convertible Preferred Stock;

          (v) increase the par value of the Common Stock;

          (vi) create any new class or series of preferred stock entitled to the payment of dividends;

          (vii) authorize or approve any liquidation, dissolution, or winding up of the Corporation or any filing of a voluntary petition in bankruptcy;

          (viii) authorize or approve any Transaction;

          (ix) pay any dividends or distributions on any capital stock of the Corporation, other than Senior Securities; or

          (x) redeem or repurchase (or make funds available for a sinking fund for the redemption or repurchase of) any capital stock of the Corporation.

          (B) So long as the Convertible Preferred Stock is outstanding, the holders of the Convertible Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director for a newly created directorship of the Corporation, such director to be in addition to the number of directors constituting the Board of Directors of the Corporation in the absence of this subsection (ii). Such right may be exercised at any annual meeting (or special meeting in lieu thereof) of stockholders at which directors are elected or at a special meeting called as described below (or in either case by action by written consent). At any time after the Issue Date, the Corporation may, and upon the written request of the holders of not less than 25% of the shares of Convertible Preferred Stock then outstanding shall, within one business day of such written request, call a special meeting of the holders of Convertible Preferred Stock to fill such newly created directorship. Such director may be removed at any time, either with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting separately as one class, and such vacancy resulting from such removal to be filled by the holders of Convertible Preferred Stock, voting separately as one class.

          k. LEGENDS. Each certificate representing shares of Convertible Preferred Stock shall bear the following legends:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS UNDER THAT CERTAIN CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B JUNIOR CONVERTIBLE


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

          PREFERRED STOCK OF SKYMALL, INC., AS FILED WITH THE SECRETARY OF STATE OF NEVADA.

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW.

          l. COVENANTS AS TO CONVERTIBLE PREFERRED STOCK AND COMMON STOCK. The Company hereby covenants and agrees as follows:

          (i) The Convertible Preferred Stock is, and any securities issued in substitution for or replacement of the Convertible Preferred Stock will upon issuance be, duly authorized and validly issued.

          (ii) All shares of Common Stock which may be issued upon the conversion of the Convertible Preferred Stock will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (iii) During the period within which the securities represented by this Certificate of Designations may be converted, the Corporation will at all times have authorized and reserved at least 100% of the number of shares of Common Stock needed to provide for the conversion of the Convertible Preferred Stock.

          (iv) The Corporation shall secure the listing of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed within the time required by such exchange or quotation system's rules and regulations and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon conversion of the Convertible Preferred Stock; and the Corporation shall so list on each national securities exchange or automated quotation system within the time required by such exchange or quotation system's rules and regulations, as the case may be, and shall maintain such listing of, any


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

     other shares of capital stock of the Corporation issuable upon conversion of the Convertible Preferred Stock if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

          (v) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations.

          (vi) This Certificate of Designations will be binding upon any entity succeeding to the Corporation by merger, consolidation or acquisition of all or substantially all of the Corporation's assets and any such successive mergers, consolidations or acquisitions.

          (vii) Notwithstanding anything in this Certificate of Designations to the contrary, the Convertible Preferred Stock shall not be convertible into shares of Common Stock until such time as the Corporation and the shareholders listed on Schedule II to the Stock and Warrant Purchase Agreement, dated as of December 30, 1999, relating to the issuance of the Convertible Preferred Stock have entered into a Shareholders Agreement in form and substance reasonably acceptable to Wand Partners Inc.

     3. DATE OF RESOLUTION. The foregoing Resolution of the Board of Directors of SkyMall, Inc. was adopted by the Board of Directors on the 30 day of December, 1999.


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     I, THE UNDERSIGNED, being the Executive Vice President and Secretary of the
Corporation, for the purpose of establishing a series of the preferred stock of the Corporation and setting forth the designations, rights, preferences and limitations thereof pursuant to the requirements of Title 7, Chapter 78, Section
78.195 of the Nevada Revised Statutes, do make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand as of this 30 day of December, 1999.


                                              /s/ Christine A. Aguilera
                                              ----------------------------------
                                              Christine A.  Aguilera,  Executive
                                              Vice President & Secretary

STATE OF ARIZONA    )
                    )ss.
COUNTY OF MARICOPA  )

     On this 30th day of December, 1999, before me, a Notary Public, personally appeared Christine A. Aguilera who has acknowledged that he executed the above instrument.


                                             /s/
                                             -----------------------------------
                                             Notary Public

My Commission Expires:

---------------------


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